EXHIBIT 99.1

RELEASE DATE: January 20, 2004

FASTENAL COMPANY REPORTS FOURTH QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the year and the quarter ended December 31, 2003. Dollar amounts are in thousands.

Net sales for the year ended December 31, 2003 totaled $994,928, an increase of 9.9% over net sales of $905,438 in 2002. The 2002 amount included net sales of $16,974 from the Company’s DIY Business, which was disposed of in October 2002. Adjusting for the DIY Business sale, growth in net sales of the remaining business was 12.0% from 2002 to 2003. Management has included the adjusted growth in net sales percentage because we believe it provides a consistent presentation of the growth experienced in Fastenal’s organic store-based business and ongoing operations. Net earnings increased from $75,542 in 2002 to $84,120 in 2003, an increase of 11.4%. Earnings per share increased from $1.00 to $1.11 for the comparable periods.

Net sales for the three-month period ended December 31, 2003 totaled $251,643, an increase of 14.8% over net sales of $219,286 in the fourth quarter of 2002. The fourth quarter of 2002 included net sales of $155 from the Company’s DIY Business, which was disposed of in October 2002. Net earnings increased from $16,889 in the fourth quarter of 2002 to $19,890 in the fourth quarter of 2003, an increase of 17.8%. Earnings per share increased from $.22 to $.26 for the comparable periods.

The net earnings in 2002 include a gain on sale, before tax, of $5,934 recorded in the fourth quarter and an extraordinary gain, net of tax, of $716 recorded in the second quarter. These two items represent, respectively, the gain from the sale of the DIY Business and the recognition of negative goodwill relating to the DIY Business acquisition. The impact of the DIY Business’ operations on the Company’s operations was not significant.

During the twelve months and the fourth quarter of 2003, Fastenal opened 151 and 45 new sites, respectively. The 151 new sites in 2003 represent 12.9% more stores since December 31, 2002. There were 4,835 site employees as of December 31, 2003, an increase of 1.9% from December 31, 2002.

Management’s comments on 2003:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

The twelve months of 2001, 2002 and 2003, excluding the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	4.8%	1.0%	-0.5%	1.4%
2002	2.7%	4.8%	6.0%	9.3%	9.4%	11.0%	8.7%	10.4%	12.5%	13.3%	17.9%	11.6%
2003	13.3%	10.3%	14.5%	9.9%	9.5%	8.5%	11.0%	11.4%	10.8%	13.9%	14.5%	16.9%

The twelve months of 2001, 2002 and 2003, including the DIY Business, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2001	20.0%	16.2%	11.4%	9.0%	9.4%	7.6%	7.4%	5.9%	8.7%	4.1%	2.5%	5.1%
2002	5.6%	7.1%	8.9%	12.0%	12.3%	13.7%	11.6%	13.1%	11.0%	10.2%	14.3%	7.8%
2003	10.2%	7.9%	11.5%	7.2%	6.7%	6.0%	8.2%	8.8%	8.4%	13.7%	14.5%	16.9%

The first table reflects growth rates of Fastenal excluding $16,974 and $8,526 of DIY Business net sales from January 1, 2002 to October 3, 2002 and from August 31, 2001 to December 31, 2001, respectively (the period of time the DIY Business was owned). Management has included the first table above because we believe it provides a consistent presentation of the growth rates of the organic branch-based business and ongoing operations before, during, and after the period in which the DIY Business was owned and operated.

The daily sales growth rates in the first table above represent several trends. The first being a downward trend in the first eleven months of 2001, which reflected the overall weakening of the industrial economy, we service in North America. This trend reversed itself from December 2001 to June 2002; this was partly due to changing comparisons in the prior year and partly due to stronger month-to-month (i.e. April to May and May to June) growth rates compared to 2001. During July 2002, the daily sales growth rate decreased, began to improve again in August 2002 through November 2002, and slipped in December 2002, the final month of the year. The first six months of 2003 continued the choppy trend in net sales growth experienced in the second half of 2002, while the July 2003 to December 2003 time frame represents some stabilization and improvement in the growth rates. The choppy trend, which the Company experienced from July 2002 until June 2003, reflects the alternating strengthening and weakening in the industrial economy during that period, while the July 2003 to December 2003 improvement reflects continued strengthening in the economy as it relates to the customers we sell to in North America and the impact of the CSP initiative (as discussed below).

Fastenal’s gross margins in 2003 and 2002 were 49.2% and 49.5%, respectively. The change in the gross margin percent resulted from several factors. The DIY Business operated at a lower gross margin, approximately 30%, so the sale of this business caused an improvement in the overall gross margin. This improvement was offset by (1) the influence of increases in sales to certain large accounts and to certain large one time sales, which were made at lower margins, (2) the influences of changes in product mix, and (3) the slowdown in the growth of inventories since May 2003, which has lowered the savings to Fastenal related to vendor incentive programs, including vendor freight allowances and rebates. The last item primarily impacted the latter half of the third quarter and all of the fourth quarter. We expect this trend to continue impacting us in the first quarter of 2004 and then we expect this trend will improve as freight allowances and rebates improve in the second quarter of 2004.

Fastenal’s operating expenses in 2003 grew at a rate of 5.6%, a rate less than the net sales growth rate of 9.9% discussed above. This was primarily due to the tight management of employee numbers throughout the organization and the stabilization of insurance costs when compared to 2002.

The Company’s goal is to continue opening approximately 10% to 15% new stores each year (calculated on the ending number of stores in the previous year). On December 31, 2003, the Company operated 1,314 stores; therefore, in 2004 the Company expects to open approximately 135 to 200 new stores. The Company previously indicated it expected to open in the lower end of a range of approximately 150 to 185 new stores in 2003 (or an increase over December 31, 2002 of approximately 12% to 16%). As disclosed above, the Company opened 151 new stores in 2003. The Company opened 144 new store sites in 2002 (or an increase over December 31, 2001 of 14.0%) and 128 new store sites during 2001 (or an increase over December 31, 2000 of 14.3%). While the new stores continue to build the infrastructure for future growth, the first year sales are low, and the added expenses related to payroll, occupancy, and transportation costs have impacted the Company’s ability to leverage earnings in a weakened industrial economy. As disclosed in the past, it has been the Company’s experience that new stores take approximately ten to twelve months to achieve profitability. The planned openings can be altered in a short time span, usually less than 60 to 90 days.

In addition to the planned store expansion, we continued our ‘customer service project’ (or ‘CSP’) in 2003. The goals of this project include the expansion of the products stocked at each store site as well as a more consistent display theme at each of these store sites. On December 31, 2003, 873 of Fastenal’s stores were operating with the ‘CSP’ layout and product selection.

While Fastenal continued to feel the impacts of the weakened industrial economy in 2003, we noted the following:

(1)	Inventory increased $15,622, compared to the increase of $71,738 in 2002. Approximately $8,500 of the 2003 increase related to the opening of new stores. The balance of the 2003 increase was associated with the additional CSP conversions (most of which provided a corresponding decrease in our distribution center inventory), the new distribution center in Canada, and the growth of inventory in certain geographic business units to support sales growth.

(2)	Cash provided by operating activities strengthened over the prior year. This was primarily due to the reduction in inventory growth, improvements in profitability, effective management of our trade accounts payable, and improvements in the strength of the Canadian dollar (when compared to the United States dollar), and was partially offset by expected increases in trade accounts receivable.

(3)	The store conversion project (the Customer Service Project, or CSP) that began in 2002 surpassed the 65% completion point.

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of each month. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as,

“forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding improvements in freight allowances and rebates, increases in selling locations, the time it typically takes a new store to achieve profitability, and the timeline for altering planned store openings. A change from expected buying patterns could cause freight allowances and rebates to not improve, and a change in the economy, from that currently being experienced, could cause the store openings to change from that expected. A discussion of other risks and uncertainties is included in the Company’s 2002 annual and quarterly reports under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$49,750	14,296
Marketable securities	21,142	37,062
Trade accounts receivable, net of allowance for doubtful accounts of $4,070 and $3,543, respectively	128,756	105,553
Inventories	232,884	217,262
Deferred income tax asset	4,154	5,868
Other current assets	17,446	14,607
Refundable income taxes	64	1,838

Total current assets	454,196	396,486

Marketable securities	24,725	15,340
Property and equipment, less accumulated depreciation	169,553	144,252
Other assets, less accumulated amortization	3,069	2,930

Total assets	$651,543	559,008

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,124	25,783
Accrued expenses	20,817	21,281

Total current liabilities	60,941	47,064

Deferred income tax liability	13,862	12,073

Stockholders’ equity:
Preferred stock	—	—
Common stock, 100,000,000 shares authorized 75,877,376 shares issued and outstanding	759	759
Additional paid-in capital	9,445	7,472
Retained earnings	561,878	493,693
Accumulated other comprehensive income (loss)	4,658	(2,053)

Total stockholders’ equity	576,740	499,871

Total liabilities and stockholders’ equity	$651,543	559,008

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

			(Unaudited)
	Year ended December 31,		Three months ended December 31,
	2003	2002	2003	2002
Net sales	$994,928	905,438	251,643	219,286

Cost of sales	505,861	456,962	129,154	109,941

Gross profit	489,067	448,476	122,489	109,345

Operating and administrative expenses	353,613	334,875	90,456	88,324
Loss on sale of property and equipment	317	304	125	9
Gain on sale of DIY Business	—	(5,934)	—	(5,934)

Operating income	135,137	119,231	31,908	26,946

Interest income	1,199	1,976	329	398

Earnings before income taxes and extraordinary gain	136,336	121,207	32,237	27,344

Income tax expense	52,216	46,381	12,347	10,455

Net earnings before extraordinary gain	84,120	74,826	19,890	16,889

Extraordinary gain on acquisition, net of tax	—	716	—	—

Net earnings	84,120	75,542	19,890	16,889

Basic and diluted net earnings per share before extraordinary gain	$1.11	0.99	0.26	0.22

Basic and diluted extraordinary gain per share, net of tax	$—	0.01	—	—

Basic and diluted net earnings per share	$1.11	1.00	0.26	0.22

Basic weighted average shares outstanding	75,877	75,877	75,877	75,877

Diluted weighted average shares outstanding	75,892	75,877	75,935	75,877

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year ended December 31,
	2003	2002
Cash flows from operating activities:
Net earnings	$84,120	75,542
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	20,444	16,945
Loss on sale of property and equipment	317	304
Gain on sale of DIY Business	—	(5,934)
Bad debt expense	5,857	5,189
Deferred income taxes	3,503	1,106
Tax benefit from exercise of stock options	1,973	3,428
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities:
Trade accounts receivable	(29,060)	(13,025)
Inventories	(15,622)	(71,738)
Other current assets	(2,839)	(1,893)
Accounts payable	14,341	6,949
Accrued expenses	(464)	5,205
Income taxes, net	1,774	(4,326)
Other	6,212	(207)

Net cash provided by operating activities	90,623	17,612

Cash flows from investing activities:
Purchase of property and equipment	(50,246)	(42,683)
Proceeds from sale of property and equipment	4,184	2,693
Proceeds from sale of DIY Business	—	14,935
Net decrease (increase) in marketable securities	6,535	(21,770)
Decrease (increase) in other assets	(206)	25

Net cash used in investing activities	(39,733)	(46,800)

Cash flows from financing activities:
Payment of dividends	(15,935)	(3,794)

Net cash used in financing activities	(15,935)	(3,794)

Effect of exchange rate changes on cash	499	14

Net increase (decrease) in cash and cash equivalents	35,454	(32,968)

Cash and cash equivalents at beginning of year	14,296	47,264

Cash and cash equivalents at end of year	$49,750	14,296

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$50,442	46,573